SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934
                   (Amendment No.    )
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      permitted by Rule 14a-6(e) (2))
/   / Definitive Proxy Statement
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/   / Soliciting Material Pursuant to 240.14a-11(c) or
      240.14a-12

               Aluminum Company of America
       (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement if other than
                         Registrant)

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1998 Notice of Annual Meeting and
Proxy Statement


To Alcoa Shareholders,

It is my privilege to invite you to the 1998 annual meeting of Alcoa shareholders.

The meeting is on Friday, May 8, 1998 at 9:30 a.m. in the Westin William Penn Hotel, Pittsburgh, Pennsylvania. The hotel is fully accessible to disabled persons and headsets will be available for the hearing-impaired.

I hope you will participate in this review of your company's business and operations. This proxy statement describes the items we will vote on at the meeting. In addition to those items, we will review the major developments of 1997 and answer your questions.

If you plan to attend, you will need an admission ticket.
For registered shareholders, there is an admission ticket attached to the enclosed proxy (voting) card. Shareholders and others also may obtain tickets by contacting the corporate secretary.

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it promptly.

                              Sincerely,

                              /s/
                              Paul H. O'Neill
                              Chairman of the Board and
                              Chief Executive Officer

                              March 11, 1998


Alcoa
425 Sixth Avenue
Pittsburgh, Pennsylvania
15219-1850

Notice of 1998 Annual Meeting

March 11, 1998

Alcoa's annual meeting of shareholders will take place on Friday, May 8, 1998 beginning at 9:30 a.m. We will meet in the William Penn Ballroom of the Westin William Penn Hotel in Pittsburgh, Pennsylvania. Owners of common stock of record at the close of business on February 9, 1998 will be entitled to vote at the meeting.

     At the meeting, we plan to:

     -    elect two directors for a term of three years,

     - approve an amendment to Alcoa's Articles to increase the number of authorized shares of common stock,

     -    approve an amendment to Alcoa's Long Term Stock
          Incentive Plan under which stock options are granted,

     - vote on a proposal submitted by a shareholder on the topic of charitable contributions, and

     - consider any other matters that may properly come before the meeting.

     A quorum is required to conduct business at the meeting. This requirement will be satisfied if the holders of a majority of the shares entitled to vote are present, either in person or by proxy. If a quorum is not present, the shareholders in attendance may adjourn the meeting and decide on another time and place to meet. The shareholders present at the following meeting will constitute a quorum for electing directors and, if the adjourned meeting is held at least 15 days after the scheduled annual meeting date, will constitute a quorum for acting on all other matters being voted on.

On behalf of Alcoa's Board of Directors,


/s/ Denis A. Demblowski

Denis A. Demblowski
Secretary

                      Table of Contents

     The Annual Meeting and Voting

     Alcoa Common Stock Ownership
          Owners of More Than 5%
          Director and Executive Officer Stock Ownership
          Section 16(a) Beneficial Ownership Reporting Compliance
          Stock Performance Graph

     Proposal 1 - Nominees for Directors
          The Board of Directors
          Directors' Compensation
          Transactions with Directors' Companies
          Committees and Meetings of the Board

     Compensation of Executive Officers
          Report of the Compensation Committee
          Summary Compensation Table
          Option Grants in 1997
          1997 Aggregate Option Exercises and Year-End Option
           Values
          Pension Plan Table

     Proposal 2 - Approve an amendment to Alcoa's Articles increasing authorized common stock

     Proposal 3 - Approve an amendment to the Long Term Stock
     Incentive Plan

     Proposal 4 - Shareholder proposal regarding charitable contributions

     Other Information
          Relationship with Independent Accountants
          Shareholder Proposals for the 1999 Meeting
          Other Matters

     Appendix A - Description of Long Term Stock Incentive Plan

     Glossary

                THE ANNUAL MEETING AND VOTING

     We have sent you this booklet and proxy card because
Alcoa's Board of Directors is soliciting your proxy to vote at the company's 1998 annual meeting of shareholders on May
8, 1998. This booklet contains information about the items being voted on at the annual meeting.

Who Is Entitled To Vote?
Alcoa common stock holders of record at the close of business on February 9, 1998 are entitled to vote. Shareholders have one vote per share on each matter being voted on.

How Do I Vote By Proxy?
When you sign and return the enclosed proxy card, your shares will be voted in accordance with your directions. If you do not mark any selections, your shares will be voted as recommended by the Board of Directors. You may vote in person if you attend the meeting, but whether you plan to attend or not, we urge you to return the proxy card promptly.

May I Change My Vote?
You may revoke your proxy at any time before it is voted at the meeting in several ways: by sending in a revised proxy dated later than the first; by voting in person at the meeting; or by notifying Alcoa's secretary in writing that you have revoked your proxy.

Quorum And Voting Information
As of the record date,--------------------- shares of Alcoa common stock were issued and outstanding. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum, which is required to conduct business at the annual meeting. You are considered part of the quorum if you have submitted a properly signed proxy card. Abstentions, broker non-votes* and votes withheld from director nominees are included in the count to determine a quorum. However, abstentions and broker non-votes are not counted in the voting results. If a quorum is present, director candidates receiving the highest number of votes will be elected; each other matter being voted on will be approved if it receives a majority of the votes cast by shareholders.

     If you are a shareholder of record or participate in Alcoa's Dividend Reinvestment and Stock Purchase Plan or employee savings plans, you will receive a proxy card indicating all shares of common stock held in or credited to your accounts as of the record date, if the account registrations are the same. You will receive a separate mailing for accounts with different registrations.

     *See glossary for definition

     In cases where no voting directions are received from participants for shares in the employee savings plan, the independent trustee will vote the shares in the same proportion (for, against or abstain) expressed by the votes of participants in all employee plans.

Is My Vote Confidential?
Yes. Proxy cards, ballots and voting tabulations that identify shareholders are kept confidential. There are exceptions for contested proxy solicitations or where necessary to meet legal requirements. Corporate Election
Services, Inc., an independent proxy tabulator used by the company, has been appointed judge of election for the meeting.

Costs Of This Proxy Solicitation.
Alcoa pays the cost of soliciting proxies. We have hired Morrow & Company, Inc. to assist in the solicitation process for a fee of $11,500 plus reasonable out-of-pocket expenses. Alcoa officers and employees also may solicit proxies in person, by telephone or by fax. Alcoa will request that persons who hold shares for others, such as banks, brokerage firms and trustees, obtain voting instructions from the beneficial owners* of the shares. The company will reimburse these persons for their reasonable expenses in providing proxy materials to beneficial owners and obtaining voting instructions.

How Do I Comment On Company Business?
There is space for comments on the proxy card or you may send them to us in care of the corporate secretary. Although it is not possible to respond to each individual, your ideas help us to better understand your concerns and answer shareholders' needs.


     *See glossary for definition

                ALCOA COMMON STOCK OWNERSHIP

     The following table shows shareholders who reported to the Securities and Exchange Commission (SEC) beneficial ownership of more than 5% of Alcoa common stock as of December 31, 1997.

                   Owners of More Than 5%

                                      Number of
Name and address of beneficial owner  Shares Owned   Percent of class


	[TABLE TO BE INSERTED]




       Director and Executive Officer Stock Ownership

The table below shows beneficial ownership of Alcoa common stock by directors, nominees for director and executive officers*, as of December 31, 1997. The five named executive officers are the chief executive officer (CEO) and the four officers who were the highest paid in 1997. No individual director, nominee or executive officer owned more than one percent of this class of stock. The stock ownership shown for all directors, nominees and executive officers as a group represents less than 2% of outstanding shares.

    *See glossary for definition



                 Beneficial Ownership Table


                         Exercisable                         Number of
                           stock           Number of      deferred share
     Name                options (a)     shares owned  equivalent units (b)

Kenneth W. Dam                0              2,700              1,330
Joseph T. Gorman              0              2,245              1,838
Judith M. Gueron              0              2,917              1,330
Sir Ronald Hampel             0              1,807                0
John P. Mulroney              0              3,050              1,322
Paul H. O'Neill            859,211         215,505              4,947
Sir Arvi Parbo                0              3,579              2,625
Henry B. Schacht              0              2,521              2,645
Forrest N. Shumway            0              9,200                0
Franklin A. Thomas            0              3,121              4,735
Marina v.N. Whitman           0              1,900              1,330
Alain J. P. Belda          327,497          71,360              2,368
George E. Bergeron         184,988          35,999              1,488
Richard L. Fischer         254,718          40,254              3,312
Ronald R. Hoffman          244,238          37,564              1,916
Directors and
executive
officers as a
group (24 individuals)   2,595,625         586,691             35,622

(a) Shares the officers had a right to acquire within 60 days through exercise of employee stock options.
(b) Share-equivalent units credited to an individual's account under deferred fee or deferred compensation plans.



Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of Alcoa share ownership and changes in ownership. All directors and executive officers complied with these requirements in 1997.

Stock Performance Graph

The following graph compares the most recent five-year performance of Alcoa common stock with the S&P 500 Index and a peer-group index. It assumes an investment of $100 on December 31, 1992 and the reinvestment of all dividends.

     The peer-group index, which is weighted for market capitalization,* includes Alcan Aluminum Limited and Reynolds Metals Company. The peer-group index is used instead of the S&P Aluminum Industry Index, which includes Alcoa as well as Alcan and Reynolds, since Alcoa's heavy market capitalization weighting would distort a comparison with the full index.


          Comparison of five-year cumulative return

                           (graph)
              1992     1993    1994     1995    1996     1997
              ----     ----    ----     ----    ----     ----
Alcoa       $100.00   99.08  126.23   156.95  193.57   216.58
S&P 500     $100.00  110.08  111.53   153.45  188.68   251.63
Peer Group  $100.00  105.32  125.06   153.15  164.19   151.79


  Over the five-year period, your $100 investment in Alcoa common stock would have grown to $216.58 by the end of 1997.
This compares with $251.63 for the S&P index and $151.79 for the peer-group index.



             PROPOSAL 1 - NOMINEES FOR DIRECTORS

The Board Of Directors

Alcoa's Board of Directors has 11 members. The Board is divided into three classes whose terms of office end in successive years.

     Two current Alcoa directors, Sir Arvi Parbo and Forrest
N. Shumway, are retiring from the Board. Sir Arvi has served as a director since 1980, and Mr. Shumway was first elected to the Alcoa Board in 1982. The Board extends its best wishes to them for long and happy retirements. Their sound judgment, wise counsel and good humor will be greatly missed.

     Henry B. Schacht and Franklin A. Thomas, two directors whose terms of office are expiring, have been nominated to serve for new terms ending in 2001.

     Your proxy will be voted for the election of these nominees unless you withhold authority to vote for any one or more of them. In the event that any nominee is unable or unwilling to stand for election (which is not anticipated), the Board may provide for a lesser number of directors or designate a substitute.


     *See glossary for definition

  Nominees to serve for a three-year term expiring in 2001


Henry B. Schacht
Age:                          63
Director since:               1994
Principal occupation:         Chairman, Lucent Technologies Inc.,
                              a communications systems and
                              technology company.

Recent business experience:   Mr. Schacht had been Chairman and
                              Chief Executive Officer of Lucent
                              Technologies from February 1996 to
                              October 1997.  He was Chairman of
                              Cummins Engine Company, Inc. from
                              1977 to 1995 and its Chief Executive
                              Officer from 1973 to 1994.

Other directorships:          Cummins Engine Company, Inc., The
                              Chase Manhattan Corporation, The
                              Chase Manhattan Bank, Johnson &
                              Johnson and Lucent Technologies.


Franklin A. Thomas

Age:                          63
Director since:               1977
Principal occupation:         Consultant, TFF Study Group, a
                              nonprofit institution focusing on
                              South Africa.

Recent business experience:   From 1979 until 1996, Mr. Thomas was
                              President of the Ford Foundation.
                              He was President and Chief Executive
                              Officer of Bedford Stuyvesant
                              Restoration Corporation from its
                              founding in 1967 until 1977.

Other directorships:          Citicorp/Citibank, NA, Cummins
                              Engine Company, Inc., Lucent
                              Technologies Inc. and PepsiCo, Inc.



            Directors whose terms expire in 2000

Kenneth W. Dam
Age:                          65
Director since:               1987
Principal occupation:         Max Pam Professor of American and
                              Foreign Law, University of Chicago
                              Law School

Recent business experience:   Mr. Dam served as President and
                              Chief Executive Officer for United
                              Way of America in 1992, Vice Presi-
                              dent for Law and External Relations
                              of IBM Corporation from 1985 to
                              1992, Deputy Secretary of State from
                              1982 to 1985 and Provost of the
                              University of Chicago, from 1980 to
                              1982.

Other directorships:          Council on Foreign Relations, the
                              Brookings Institution, and a number
                              of nonprofit organizations.


Judith M. Gueron
Age:                          56
Director since:               1988
Principal occupation:         President, Manpower Demonstration
                              Research Corporation (MDRC), a
                              nonprofit research organization
                              since 1986.

Recent business experience:   Dr. Gueron was MDRC's Executive Vice
                              President for research and evaluation
                              from 1978 to 1986, and director of
                              special projects and studies and a
                              consultant for the New York City
                              Human Resources Administration.


Paul H. O'Neill
Age:                          62
Director since:               1986
Principal occupation:         Chairman of the Board and Chief
                              Executive Officer of Alcoa since
                              June 1987.

Recent business experience:   From 1985 to 1987, Mr. O'Neill was
                              President and a director of
                              International Paper Company.

Other directorships:          Gerald R. Ford Foundation, Eastman
                              Kodak Company, Lucent Technologies
                              Inc., Manpower Demonstration Research
                              Corporation, National Association of
                              Securities Dealers, Inc. and The RAND
                              Corporation.


            Directors whose terms expire in 1999

Joseph T. Gorman
Age:                          60
Director since:               1991
Principal occupation:         Chairman and Chief Executive Officer,
                              TRW Inc., a global company serving
                              the automotive, space and defense
                              markets.

Recent business experience:   Mr. Gorman was TRW's President from
                              1985 to 1991 and Chief Operating
                              Officer from 1985 to 1988.  He has
                              served as Chairman and Chief
                              Executive Officer of TRW since 1988.

Other directorships:          In addition to serving as a director
                              of TRW, Mr. Gorman is a director of
                              The Procter & Gamble Company and a
                              member of the BP America Inc. Advi-
                              sory Board.


Sir Ronald Hampel
Age:                          65
Director since:               1995
Principal occupation:         Chairman, Imperial Chemical
                              Industries PLC, a diversified
                              chemicals manufacturer, since 1995.

Recent business experience:   Sir Ronald was Deputy Chairman and
                              Chief Executive of Imperial Chemical
                              Industries from 1993 to 1995 and
                              Chief Operating Officer from 1991 to
                              1993.  He has been an ICI director
                              since 1985.  He is a member of the
                              Listed Companies Advisory Committee
                              of the London Stock Exchange and the
                              Nominating Committee of the New York
                              Stock Exchange.

Other directorships:          British Aerospace PLC.


John P. Mulroney
Age:                          62
Director since:               1987
Principal occupation:         President and Chief Operating Officer,
                              Rohm and Haas Company, a specialty
                              chemicals manufacturer.

Recent business experience:   Mr. Mulroney has served as President
                              and Chief Operating Officer of Rohm
                              and Haas Company since 1986.  He has
                              been a director of Rohm and Haas since
                              1982.

Other directorships:          In addition to Rohm and Haas,
                              Mr. Mulroney also is a director of
                              Teradyne, Inc.


Marina v.N. Whitman
Age:                          62
Director since:               1994
Principal occupation:         Professor of Business Administration
                              and Public Policy, School of Business
                              Administration and the School of
                              Public Policy at the University of
                              Michigan.

Recent business experience:   Dr. Whitman was Vice President and
                              Group Executive, Public Affairs and
                              Marketing Staffs of General Motors
                              Corporation from 1985 to 1992 and
                              Vice President and Chief Economist
                              from 1979 to 1985.  She was a member
                              of the President's Council of
                              Economic Advisers from 1972 to 1973.

Other directorships:          Browning-Ferris Industries, Inc.,
                              The Chase Manhattan Corporation,
                              The Procter & Gamble Company and
                              Unocal Corporation.


Directors' Compensation

Alcoa pays each director who is not an Alcoa employee an annual cash retainer of $85,000. No additional fees, such as meeting or committee fees, are paid.

     Directors may elect to defer some or all cash fees, and they are encouraged to defer the maximum amount that their individual circumstances allow. All fee deferrals are credited to an Alcoa stock investment account, except that deferrals exceeding 50% of the annual retainer fee may be invested in other investment options under the directors' deferred fee plan. Deferred accounts are credited with investment results comparable with those of the investment options under Alcoa's principal savings plan for salaried employees. Changes among investment options are permitted once each month, except that no transfers may be made from the Alcoa stock investment option. Directors' deferred accounts are not funded and are paid out in cash from general funds of the company after Board service ends.

Transactions with Directors' Companies

In the course of ordinary business, Alcoa and its subsidiaries may have transactions with corporations whose executive officers are also Alcoa directors. None of these transactions exceeded 5% of the gross revenues of either
Alcoa or the other corporation, and we do not consider them material.

Committees and Meetings of the Board

The Board met six times in 1997. Overall attendance by directors at Board and committee meetings averaged over 95%. All directors attended at least 75% of the meetings. The Board has several standing committees, five of which are described below.

     The Audit Committee reviews Alcoa's auditing, financial reporting and internal control functions and recommends the firm that Alcoa should retain as its independent accountant. It also reviews the company's environmental audits and monitors compliance with Alcoa business conduct policies.
The independent accountants, Vice President - Audit and internal auditors have access to the committee without
management's presence.   Members include Directors Dam,
Gueron, Schacht (chairman), Shumway, Thomas and Whitman. The committee met eight times in 1997.

     The Executive Committee has authority to act on behalf of the Board. It meets when specific action must be taken between Board meetings. Members include Directors Dam,
O'Neill (chairman) and Thomas. This committee met once in 1997.

     The Nominating Committee considers and recommends nominees for election as directors and reviews the performance of incumbent directors. The committee reviews the names and qualifications of nominees that shareholders submit in writing to the company secretary. Members include Directors Gorman, Hampel, Mulroney (chairman), Parbo and Thomas. This committee met twice in 1997.

     The Pension and Savings Plan Investment Committee reviews and approves the investment management of Alcoa's retirement plans and principal savings plans. Members include Directors Gorman, Gueron, Hampel, Shumway (chairman),
Thomas and Whitman.  This committee met twice in 1997.

     The Compensation Committee determines the salary and bonus for Alcoa executive officers, approves post-termination contracts and performs other functions specified by the company's compensation plans. The committee reviews the participation of officers in other benefit programs for salaried employees. Members include Directors Dam, Gorman, Mulroney, Parbo and Thomas (chairman). The committee met five times in 1997. A subcommittee, comprised of Directors Dam, Parbo and Thomas, administers Alcoa's Long Term Stock Incentive Plan.



             COMPENSATION OF EXECUTIVE OFFICERS

The Compensation Committee determines pay and incentives for Alcoa executive officers. The members of this committee are required to be independent directors who have never been Alcoa employees. No member of this committee receives compensation from the company in any capacity other than as a director. The committee's report for 1997 follows.

Report of the Compensation Committee

Alcoa's Compensation Philosophy

     The purpose of Alcoa's total compensation policy is to hire, retain and motivate high-performing employees worldwide. In determining compensation, we use the following principles:
     - Pay for performance -- both individual and team performance
     - Competitive total compensation compared with leading industrial companies
     - Total compensation that is highly leveraged to finan-cial and nonfinancial business performance.

     Alcoa's total compensation program includes four components: annual salary, cash incentives, long-term stock-based incentives and employee benefits.

     Our committee places less emphasis on high base salaries in favor of at-risk, short-term and long-term incentives based on performance. Stock-based incentives are an important element because they help to assure that executives focus on increasing shareholder value.

Annual Cash Compensation

     Each year we review comparative market compensation information prepared by outside consultants, who also help analyze and interpret compensation practices. The comparison group, which is surveyed for both total cash compensation and long-term incentives, includes leading manufacturing companies with whom Alcoa competes for talent. These companies are among the largest and best performing in a broad range of industries and serve as a sample of the larger market. In addition to compensation, we also compare a position's level of responsibility within these companies.

     Total annual cash compensation for Alcoa senior managers includes base salary and cash incentive awards. The targets for the sum of base salary and cash incentives are set above the median of high-performing industrial companies. When performance measures of excellence are met, this provides a very competitive level of cash compensation. In order to tie annual cash compensation more closely to performance, we set base salaries below the median and annual cash incentive targets above it.

     Annual Cash Incentives. Targets for cash incentive awards vary by position and are established as a percentage of base salary. Our committee may make adjustments to recognize and reward individual performance. For most executive officers, annual incentive targets are based on the total performance of all business units compared with planned goals. The maximum payout, before any adjustment for individual performance, is 150% of the target. We increased the maximum payout to 200% of target beginning in 1998. The new maximum will apply, however, only for years when shareholders become entitled to a bonus dividend due to Alcoa earnings exceeding a threshold per share amount (currently, that threshold is $3.00 per share).

     Alcoa's cash incentive programs were revised in 1992 to provide more consistent performance measures for both executives and, under a performance-based pay plan, for most other U.S. employees.

     Business unit employees are measured according to the goals of their individual units. Annual cash incentive payouts for executive officers are based on the achievement of business plan goals by all of the company's business units. About 40% of these goals are nonfinancial. They may include measurements for environmental, health and safety performance, customer satisfaction, product innovation, on-time delivery, manufacturing excellence, reduced cycle time, inventory reduction and product quality improvements. The company believes that if managers focus on the achievement of excellence in those areas within their control, long-term growth in shareholder value will result.

Long-Term Incentives

     A goal of our committee is to closely align management's interests with those of the shareholders. In order to encourage stock ownership among Alcoa executives, the company's long-term incentives are entirely stock-based.

     Alcoa grants annual long-term awards in the form of stock options. The stock option program allows us to provide awards that are competitive with the sample of leading industrial companies. The actual amount earned is determined by the stock's performance.

     The guidelines used to establish the size of a stock option award include a position's level of responsibility, the size of prior grants and comparative award information.
Individual grants typically follow the guideline amounts.

     Compensation paid as the result of option exercises under the shareholder-approved Long Term Stock Incentive Plan is deductible. The company may not deduct portions of salary, bonus and other cash and non-cash compensation in excess of $1 million paid to a named executive officer.

     Stock Option Reload Feature. In 1989 the plan was amended to add a stock option reload feature to encourage increased stock ownership not only for executive officers, but for all optionees who are active employees (currently about 850 individuals). This feature promotes the early exercise of options and the retention of Alcoa shares.

     The reload feature of the plan permits previously granted options to be exercised for additional shares, along with a new reload option grant for fewer shares that is priced at current fair market value.* One-half of the shares received on option exercise cannot be sold or transferred until after employment ends. These shares may be used to exercise additional options after a minimum six-month holding period.

     Share ownership by executive officers and other optionees has increased significantly in the last several years because of the reload feature.

     In 1997 we approved a dividend equivalent compensation plan under which cash dividend equivalents are paid, when approved by the Board, on a portion of the exercisable options held by active employees.

Compensation of Executive Officers in 1997

     Our committee increased 1997 salary and annual cash incentive targets from 1996, reflecting similar increases in the comparison group. Annual incentive payouts to executive officers averaged about 105% of target in 1997.

     January 1997 stock option grants to executive officers were made at full levels for these positions, in accordance with the guidelines. The majority of stock option exercises in 1997 by executive officers involved the grant of reload options.

Compensation of the Chief Executive Officer

     The chief executive officer's compensation is based on the same philosophy and policies for all executive officers, and includes base salary, annual cash incentives and stock option awards.

     Our committee meets annually without the CEO and evaluates his performance compared with previously established financial and nonfinancial goals. We reach a consensus as a committee and make the appropriate compensation adjustments. Finally, we report in full to the other members of the Board (other than the CEO) for their consideration and agreement. This meeting is an executive session of nonemployee directors only.

     In 1997, Mr. O'Neill's base salary was $850,020.   By
design, Mr. O'Neill's salary remains below the median for the comparison group. In January 1998, Mr. O'Neill was awarded a
bonus of $       , which was 122.5% of his target incentive
          -------
award for 1997. The amount was based partly on total business unit results compared with plan goals, and partly in recognition, by our committee and the executive session of the Board, of Mr. O'Neill's outstanding leadership during 1997. Mr. O'Neill's 1997 annual stock option award grant was made at the guideline number of shares for his position, as established by the committee in November 1996.

     This committee believes that the company's compensation programs help to maintain Alcoa's leadership position among global industrial companies.


     * See glossary for definition.

The Compensation Committee

     /s/ Franklin A. Thomas, Chairman
     /s/ Kenneth W. Dam
     /s/ Joseph T. Gorman
     /s/ John P. Mulroney
     /s/ Sir Arvi Parbo


                 Summary Compensation Table

The following table shows the compensation for the company's
CEO and four other executive officers who were the highest paid in the fiscal year ended December 31, 1997.


                                                               Long Term
                        Annual Compensation                    Compensation
                                                               ------------
                                                               Number of Securities
Name and                                                       Underlying Option        All Other
Principal Position (1)        Year   Salary (2)      Bonus     Grants (3)             Compensation (4)
----------------------        ----   -----------     -------   ----------             ----------------

Paul H. O'Neill               1997   $850,020                     324,584                $171,206
Chairman of the Board and     1996    750,000        810,000      693,027                 172,062
Chief Executive Officer       1995    750,000      1,250,000      587,250                 174,759

Alain J. P. Belda             1997    610,200                     304,354                 195,781
President and Chief           1996    540,600        525,000      120,304                 100,670
Operating Officer             1995    446,823        600,000       65,000                  90,809

George E. Bergeron            1997    368,577                     144,314                  77,754
Vice President and Pres-      1996    339,200        245,000      205,406                  77,867
ident, Alcoa Rigid Packaging  1995    316,800        363,000      176,618                  73,449

Richard L. Fischer            1997    395,200                     179,199                  68,186
Executive Vice President -    1996    370,200        345,000      255,657                  69,188
Chairman's Counsel            1995    366,900        400,000      275,736                  69,945

Ronald R. Hoffman             1997    395,200                     170,052                  73,208
Executive Vice President -    1996    370,200        345,000      271,073                  74,642
Human Resources and           1995    366,900        400,000      305,686                  72,335
Communications

(1)   Effective January 1, 1998, Mr. Bergeron was elected an
Executive Vice President, and Mr. Hoffman became Special
Assistant to the Chairman. Mr. Hoffman has announced that he will retire in August 1998.

(2) The most highly compensated executive officers are those with the highest annual salary and bonus for 1997. In addition to base salary, the salary column includes, when selected by the employee, an extra week's pay in lieu of vacation for employees with 25 or more years of service.

(3) New option grants made in 1997 totaled 175,000 for Mr. O'Neill, 125,000 for Mr. Belda, 46,000 for Mr. Bergeron, 65,000 for Mr. Fischer and 60,000 for Mr. Hoffman. All of these options were granted at 100% of the fair market value of Alcoa common stock on the grant date. The other option awards relate to previous years' option grants and the use of the reload feature described in the Report of the Compensation Committee on page xx. See also the Option Grants in 1997 table on page xx.

(4) Company matching contributions to 401(k) and excess savings plans for 1997 were: Mr. O'Neill, $51,001; Mr. Belda, $35,500; Mr. Bergeron, $21,720; and Messrs. Fischer and Hoffman, $23,712 each. The present value costs of the company's portion of 1997 premiums for split-dollar life insurance, above the term coverage level provided generally to salaried employees, were: Mr. O'Neill, $120,205; Mr. Belda, $159,831; Mr. Bergeron, $56,034; Mr. Fischer, $44,474;
and Mr. Hoffman, $49,496. The 1997 amount for Mr. Belda also includes $450 of unused health care credits received as cash.


                Option Grants in 1997

The following table shows options granted to the named executive officers in 1997.


                Individual Grants
---------------------------------------------------------------------------

                                        % of Total
                  Number of Securities  Options Granted
                  Underlying Options    to Employees in  Exercise or Base                     Grant Date
Name              Granted (1)           Fiscal Year      Price ($/Sh)       Expiration Date   Present Value (2)
---------------------------------------------------------------------------------------------------------------

P. H. O'Neill       175,000             2.74%            $70.7500           January 7, 2007   $2,529,126
                     13,499             0.21%            $74.3828           January 15, 2003     121,268
                     41,958             0.66%            $74.3828           January 20, 2002     376,928
                     22,406             0.35%            $74.3828           January 23, 2001     201,284
                     23,574             0.37%            $74.3828           January 22, 2000     211,776
                     22,963             0.36%            $74.3828           May 4, 1999          206,287
                     25,184             0.39%            $74.3828           July 21, 1998        226,240

A. Belda            125,000             1.96%            $70.7500           January 7, 2007    1,806,518
                     78,614             1.23%            $82.0312           January 11, 2006     778,844
                     49,899             0.78%            $76.1875           January 13, 2005     459,142
                     20,598             0.32%            $76.3750           January 14, 2004     189,997
                     15,029             0.24%            $73.1875           January 15, 2003     132,843
                      2,380             0.04%            $88.6250           January 15, 2003      25,474
                     10,482             0.16%            $68.2500           January 20, 2002      86,401
                      2,352             0.04%            $88.6250           January 23, 2001      25,175

G. E. Bergeron       46,000             0.72%            $70.7500           January 7, 2007      664,799
                     43,834             0.69%            $71.2500           January 11, 2006     377,196
                     20,528             0.32%            $72.7500           January 13, 2005     180,365
                     11,238             0.18%            $69.7812           January 13, 2005      94,711
                     19,097             0.30%            $69.7812           January 14, 2004     160,944
                        550             0.01%            $69.7812           January 15, 2003       4,635
                        422             0.01%            $69.7812           January 22, 2000       3,556
                      2,645             0.04%            $84.3125           July 21, 1998         26,933

R. L. Fischer        65,000             1.02%            $70.7500           January 7, 2007      939,390
                     44,979             0.70%            $68.8750           January 11, 2006     374,148
                      4,452             0.07%            $88.6250           January 13, 2005      47,652
                     35,409             0.55%            $70.5625           January 13, 2005     301,758
                     10,528             0.17%            $72.6875           January 14, 2004      92,422
                      2,158             0.03%            $72.6875           January 15, 2003      18,944
                      3,209             0.05%            $72.6875           January 22, 2000      28,171
                      8,137             0.13%            $72.6875           May 4, 1999           71,432
                      5,327             0.08%            $72.6875           July 21, 1998         46,764

R. R. Hoffman        60,000             0.94%            $70.7500           January 7, 2007      867,129
                     45,452             0.71%            $67.4375           January 11, 2006     370,191
                     29,452             0.46%            $73.1875           January 13, 2005     260,329
                      4,340             0.07%            $88.2500           January 13, 2005      46,257
                      5,119             0.08%            $69.4687           January 13, 2005      42,948
                     25,596             0.40%            $69.4687           January 14, 2004     214,750
                         93             0.00%            $69.4687           January 15, 2003         780

(1) Annual option grants (the first grant listed for each officer) are currently granted in January and become exercisable one year after the grant date. All other grants are reload option grants, which become exercisable after six months. Optionees may use shares they own to pay the exercise price and may have shares withheld for payment of required taxes. The exercise price of all options is 100% of the fair market value of Alcoa stock on the grant date.

(2) The Black Scholes option pricing model is used to estimate Grant Date Present Value. Our use of this model in not an endorsement of the model's accuracy in valuing options. All stock option models require a prediction about future stock prices. We used the following assumptions in calculating Grant Date Present Value: volatility - 25%; average risk-free rate of return - 6.10%; dividend yield - 1.30%; expected life, annual grants - 2.5 years, expected life, reload grants - 1 year. The real value of the options in this table depends on the actual performance of Alcoa stock and the timing of exercises.



               1997 Aggregate Option Exercises
                 and Year-End Option Values

This chart shows the number and value of stock options, both exercised and unexercised, for the named executive officers during 1997. Value of unexercised options is calculated using the difference between the option exercise price and the year-end stock price of $70.375 per share, multiplied by the number of shares underlying the option.


                                          Number of Securi-
                                          ties Underlying
                                          Unexercised            Value of Unexercised
                 Shares                   Options at Fis-        In-the-Money Options
                 Acquired on   Value      cal Year-End           at Fiscal Year-End
                                          -----------------      ------------------
                 Exercise      Realized   Exer-      Unexer-     Exer-        Unexer-
Name               (1)           (2)      cisable    cisable     cisable      cisable
----             -------       -------    -------    -------     -------      -------

P. H. O'Neill    227,274     $2,713,350   684,211    175,000   $10,298,907           $0
A. J. P. Belda   240,497      8,112,881   119,151    208,346       562,970            0
G. E. Bergeron   115,981      1,756,194   105,036     79,952       686,451       18,590
R. L. Fischer    133,497      1,847,543   149,857    104,861       685,017            0
R. R. Hoffman    136,174      2,060,108   149,090     95,148       688,717       27,921

(1) The net number of shares issued to these five officers was 172,010. The table shows the gross shares underlying option exercises, as required by SEC rules.
However, most of the shares were not issued, since in a majority of exercises by these officers, shares were used to pay the exercise price and shares were withheld for taxes.

(2) Values were realized in shares and are shown before withholding for taxes. Most of the shares received after taxes (all for Mr. O'Neill) are still owned by the officers.


Pension Plans

Alcoa's pension plans cover a majority of salaried employees. Alcoa pays the full cost of these plans, which include both tax-qualified and non tax-qualified excess plans. This table shows the annual benefits payable at executive compensation levels.


                     Pension Plan Table

                        Annual Benefits for Years of Service Indicated
 Average Annual
  Compensation       15 years    20 years    25 years   30 years   35 years    40 years
 --------------      --------    --------    --------   --------   --------    --------

   $   100,000       $ 20,740    $ 27,650    $ 34,560   $ 41,480   $ 48,000    $ 56,950
       300,000         59,530      79,370      99,210    119,060    134,350     150,470
       500,000         94,460     125,950     157,440    188,930    213,130     238,150
       700,000        132,460     176,610     220,760    264,920    298,800     333,510
       900,000        169,940     226,590     283,240    339,890    383,330     427,590
     1,100,000        206,660     275,550     344,440    413,330    466,130     519,750
     1,300,000        242,110     322,810     403,510    484,220    546,050     608,710
     1,500,000        277,300     369,730     462,160    554,600    625,400     697,030
     1,700,000        311,600     415,460     519,330    623,190    702,740     783,110
     1,900,000        348,700     464,930     581,160    697,400    786,400     876,230


     The amount of pension is based upon the employee's average compensation for the highest five years in the last ten years of service. For the executive level, covered compensation includes base salary and 50% of annual cash bonus. Amounts in the table are calculated using salary at target and bonus at target. Payments are made as a straight life annuity, reduced by 5% when a surviving spouse pension is taken. The table shows benefits at age 65, before any reduction for surviving spouse coverage. At March 1, 1998, pension service for the named officers was: Mr. Belda, 29 years; Mr. Bergeron, 29 years; Mr. Fischer, 32 years; Mr. Hoffman, 43 years; and Mr. O'Neill, 24 years, reflecting an employment contract that provides somewhat more than double credit for his years with the company. The resulting pension is offset by pension payments from his previous employer.


    PROPOSAL 2 - APPROVE AN AMENDMENT TO ALCOA'S ARTICLES
             INCREASING AUTHORIZED COMMON STOCK

Alcoa's Board of Directors has proposed an amendment to Article FIFTH of the Articles of the company. This amendment would increase the company's authorized common stock from 300 million shares to 600 million shares.

     The company has no specific plans for the issuance of these additional shares. However, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the company will have more financial flexibility and be able to issue additional shares of common stock without the expense and delay associated with a special shareholders' meeting, except where shareholder approval is required by applicable law or stock exchange regulations.
The additional common shares might be used, for example, in connection with an expansion of Alcoa's business through investments or acquisitions, sold in a financing transaction or issued under an employee stock option, savings or other benefit plan or in a stock split or dividend to shareholders. The Board does not intend to issue any shares except on terms that it considers to be in the best interests of the company and its shareholders.

     The additional shares of common stock for which authorization is sought would be a part of the existing class of common stock. If and when issued, these shares would have the same rights and privileges as the shares of common stock presently outstanding. No holder of common stock has any preemptive rights to acquire additional shares of the common stock.

     On February 9, 1998,          shares of Alcoa common
                          --------
stock were outstanding, and approximately xxx million shares were reserved for issuance under various benefit plans of the company.

     The issuance of additional shares could reduce existing shareholders' percentage ownership and voting power in Alcoa and, depending on the transaction in which they are issued, could affect the per share book value or other per share financial measures.

Text of Proposed Articles Amendment

     The first paragraph of Article FIFTH of the Articles of the Company is proposed to be amended as follows (the text in brackets is to be deleted, replaced by the underscored text):

     "FIFTH. The authorized capital stock of the corporation shall be 660,000 shares of Serial Preferred Stock of the par value of $100 per share, 10,000,000 shares of Class B Serial
Preferred Stock of the par value of $1.00 per share and [300,000,000] 600,000,000 shares of Common Stock of the par value of $1.00 per share."

Vote Required for Approval

     For this amendment to be approved, a majority of the votes cast by shareholders must be voted for approval.

     Alcoa's Board of Directors recommends that the shareholders vote FOR adoption of the proposed amendment to Alcoa's Articles.


  PROPOSAL 3 - APPROVE AN AMENDMENT TO THE LONG TERM STOCK
                       INCENTIVE PLAN

The Long Term Stock Incentive Plan (formerly the Employees' Stock Option Plan) has been in effect since 1965. The Plan is designed to provide long-term incentives based on Alcoa common stock to key employees who may contribute to the company's continued growth and profitability. These incentives encourage participating employees to manage the company's business to promote its long-term growth and success, as measured by Alcoa's stock price, and thus create an identity of interest with Alcoa's shareholders.

Proposed Plan Amendment

     Periodically, shareholders are asked to approve additional shares for use in the Plan. The Board has adopted an amendment to the Plan that will replenish and increase the shares available for issuance in certain instances without further shareholder action. The amendment will become effective only if approved by shareholders.

     The proposed amendment provides that the number of shares available for issuance under the Plan will be increased automatically by the number of shares that Alcoa purchases or acquires with the cash proceeds of option exercises after January 1, 1998. The shares so acquired would be added to the number of shares available for issuance under the Plan without further shareholder approval. In
1997, Alcoa purchased approximately 8.1 million shares of its common stock in the open market. Of this number, approximately 2.7 million shares were acquired for an aggregate price equal to the cash proceeds received by Alcoa in 1997 from employee stock option exercises. If this amendment had been in effect in 1997, these 2.7 million shares would have been added to the Plan's share reserve.

     Shares issued in settlement of Plan awards result in some dilution to shareholders, since more shares are subsequently outstanding. This dilutive effect is reduced when the proceeds of the stock option exercises are used to reacquire outstanding shares. If the amendment is approved, the reacquired shares would be used in the Plan.

     The major features of the Plan are summarized in Appendix A to this proxy statement and are incorporated by reference in this section. Shareholders are encouraged to read Appendix A for a full understanding of the Plan, its purposes and operation.

Vote Required for Approval

     For this amendment to be approved, a majority of the votes cast by shareholders must be voted for approval.

     Alcoa's Board of Directors recommends that the shareholders vote FOR approval of this amendment to the company's Long Term Stock Incentive Plan.


   PROPOSAL 4 - SHAREHOLDER PROPOSAL REGARDING CHARITABLE
                        CONTRIBUTIONS

Mrs. Frances Phillips, 822 Wilfred Avenue, Dayton, Ohio
45410, custodian for her minor daughter who owns 40 shares of Alcoa common stock, has written that she intends to introduce the following resolution at the meeting:

     "Whereas, corporate charitable contributions should serve to enhance shareholder value.

     "Therefore be it resolved that the Shareholders request the Board of Directors of the corporation to refrain from making any charitable contributions. Money normally allocated for such purposes could be distributed in a special `charitable' dividend payable to the individual owners of the company. It could be suggested they give it to the charity of their choice.

                    Supporting Statement
     "Charitable giving is most beneficial to society when it is done by individuals and not by corporate entities or the federal government. Shareholders entrust their money to Alcoa to get a good return, not to see it given to someone else's favorite charity. Let's hear it for choice - the choice of the individual shareholders to decide where their money should be given."


Board Statement in Response to the Proposal

     Alcoa makes, on average, only a modest number and amount of charitable contributions annually. In 1996, for instance, Alcoa's charitable contributions were less than $250,000. Alcoa is not in business to make charitable contributions and cannot commit the time and resources necessary to properly evaluate the many requests for assistance that most corporate employers receive from well-meaning and valued social and educational groups.

     These reasons led Alcoa over 45 years ago to establish Alcoa Foundation, a non-profit organization whose sole purpose is to engage in philanthropic activities. Alcoa Foundation makes grants principally in the areas of education, health and human services, civic and community development, youth organizations and cultural activities, particularly in areas in which Alcoa facilities are located. Alcoa Foundation is a separate legal entity that is separately funded. The proposal mistakenly assumes that the Foundation's assets would be available for distributions to Alcoa's shareholders if not used for philanthropic purposes.

     The Board believes it to be in Alcoa's best interests to continue to make limited corporate contributions to charitable organizations and to sponsor Alcoa Foundation's broader philanthropic purposes.

Vote Required for Approval

     For this proposal to be approved, a majority of the votes cast must be voted for approval.

     Alcoa's Board of Directors recommends that shareholders vote AGAINST approval of this proposal.


                      OTHER INFORMATION

Relationship with Independent Accountants

Since 1950 Coopers & Lybrand L.L.P. has been the independent accounting firm that audits the financial statements of Alcoa and most of its subsidiaries. In accordance with standing policy, Coopers & Lybrand personnel who work on the audit are changed periodically.

     During 1997, Coopers & Lybrand reviewed Alcoa's filings with the SEC, prepared or reviewed financial and audit reports to lenders, including governmental agencies, conducted audits and due diligence reviews for acquisitions and evaluated the effects of various accounting issues, information systems and cost reduction opportunities.

     They also helped in tax planning and the preparation of tax returns for expatriate employees, executives and various foreign locations of the company.

     The Audit Committee of Alcoa's Board reviews summaries of the audit and non-audit services rendered by Coopers &
Lybrand and the related fees.

     On recommendation of the Audit Committee, the Board has reappointed Coopers & Lybrand to audit the 1998 financial statements. Representatives will be present at the annual meeting to make a statement, if they choose, and answer questions you may have.

Shareholder Proposals for the 1999 Meeting

     Alcoa's 1999 annual meeting of shareholders will be held on May 7, 1999. If you wish to submit a proposal to be included in the 1999 proxy statement, it must be received by the corporate secretary by November xx, 1998.

Other Matters

     The Board knows of no other proposals for the May 8, 1998 meeting. Should another arise, however, the proxy committee will vote proxies according to its best judgment.

Appendix A          Description of Long Term Stock Incentive Plan

Purpose--The purposes of the Plan are to motivate key employees, to permit them to share in Alcoa's long-term growth and financial success by giving them an increased incentive to promote its well-being and to link the interest of key employees to the long-term interests of Alcoa's shareholders.

Administration--The Plan is administered by a subcommittee of the Compensation Committee of the Board. Committee members must not have been eligible to participate in the Plan for at least 12 months. No subcommittee member is a current or former officer or employee, and no member receives any compensation from Alcoa in any capacity other than as a director. The Plan permits delegation of certain authority to senior officers in limited instances.

Term--The Plan has no fixed expiration date; however, no new awards may be granted under the Plan after January 1, 2002.

Types of Awards--Awards under the Plan are in the form of stock option grants. Stock option awards entitle an optionee to purchase shares of the company's common stock at a fixed price during the option term.

Participation--Participation in the Plan is limited to employees who have a key role in the management, operation, growth or protection of a part or all of the business of the company and who are selected from time to time by the committee administering the Plan. About 1,000 current and former employees hold stock options.

1998 Awards--In January 1998, 876 employees were awarded stock options. The January 1998 options covered 3,605,600 shares at an exercise price of $66.125 per share. Awards to the named executive officers were: Mr. O'Neill, xxx,000 shares; Mr. Belda, xxx,000 shares; Mr. Bergeron, xxx00 shares; Mr. Fischer, xxx00 shares; and Mr. Hoffman, xx,000 shares; and all executive officers as a group (13 individuals), 675,800 shares.

Limitation on Awards-No individual may be granted options for more than one million shares in a calendar year.

Option Price--The option price is determined under a formula set by the committee. This price is generally 100% of the fair market value of Alcoa stock on the grant date.

Duration of Options--The option period is generally limited to a maximum of 10 years. A small number of outstanding earnout options expire five years after the end of the optionee's Alcoa career. If the optionee dies during employment or retires, existing options must be exercised within five years. Shorter periods, generally three months, apply following most other terminations of employment. The Plan authorizes the committee to establish other rules regarding the treatment of options upon termination of employment by reason of death, disability, retirement or other approved reason. The committee may shorten the period of any option if the optionee takes any action which is not in Alcoa's best interests.

Transferability--Effective with option grants beginning January 1997, options may be transferred to immediate family members or trusts for their benefit. No other transfers are permitted. This feature, if elected, affords optionees an estate-planning opportunity. There is no appreciable additional cost to the company for this feature. Transferees are not eligible to elect the reload grant feature.

Exercise--The option price must be paid in full upon exercise. The optionee may pay the price in cash, by surrendering shares of Alcoa common stock that were owned for a certain minimum period and whose value equals the option price or by a combination of cash and shares.

Reload Options--Reload options are designed to increase ownership of Alcoa shares by encouraging early exercise of options and retention of the shares. An employee exercising an option may elect reload treatment if the appreciation is at least $2.50 per share and if the exercise price is paid using already-owned shares or, where annual grant options are being exercised, using shares or cash. With a reload election, a new option is granted at the market price at the time of exercise and with the same expiration date as the option being exercised. The reload option covers the number of shares exercised less the net number of "profit" shares delivered to the optionee after withholding for taxes. Half of the profit shares are restricted--they are not transferable for the optionee's remaining career with Alcoa. A reload stock option may not be exercised for six months after it is granted.

Employment Obligation--The optionee must agree to remain in employment for at least one year or until retirement at least six months after the granting of the option. An option is not exercisable unless this obligation is met. This obligation does not apply to reload options.

Plan Amendments--The Board may amend, modify, suspend or terminate the Plan but no such action (1) may impair, without the optionee's consent, any outstanding option or (2) will be taken without shareholder approval under certain circumstances. Under the Plan, shareholder approval is required for any action that would materially increase the benefits accruing to participants, materially increase the maximum number of shares that may be issued under the Plan or materially modify the Plan's eligibility requirements.

Shares Available--On January 1, 1998, there were 19,447,255 shares of Alcoa common stock reserved for issuance under the Plan. Outstanding options covered 10,548,725 of those shares. Thus, 8,898,530 shares were then available for the future granting of stock option awards. In addition, except as otherwise determined by the Plan's administrators, shares used upon option exercise to pay required withholding taxes and/or shares delivered in payment of the option exercise price will be available for issuance under the Plan. Future grants under the Plan also may cover shares that cease to be covered by awards by reason of total or partial expiration, termination or voluntary surrender of an option or failure to earn an award. The Plan also provides for adjustment of awards and the share reserve in the event of stock splits and other changes in stock.

     The proposed amendment provides that shares available for use under the Plan will be increased by the number of shares purchased or acquired by the Company with an aggregate price no greater than the cash proceeds received by Alcoa after January 1, 1998 from the exercise of stock options granted under the Plan.

Recent Share Price--On February 9, 1998 (the record date for the annual meeting), the closing market price for Alcoa common stock was $xxxx per share.

Tax Consequences--The grant of a stock option under the Plan has no U.S. federal income tax consequences for the optionee or the company. Upon exercise of a stock option, the company is entitled to a tax deduction, and the optionee realizes ordinary income. The amount of such deduction and income is equal to the difference between the option price and the fair market value of the shares on the date of exercise. The committee may permit the use of Alcoa shares to pay the required withholding taxes.

Glossary

beneficial owner. The owner of a security registered in another's name, such as that of a brokerage or trust fund.

broker non-votes. Under New York Stock Exchange rules, brokers who hold your shares in their names are permitted to vote your shares in their discretion on some matters (called "discretionary" items) unless you indicate a contrary vote. Every matter being voted on at this meeting is a "discretionary" item. If there were non-discretionary items being voted on, your failure to give voting instructions would mean that your shares would not be voted; these non-voted shares are referred to as broker non-votes.

executive officer. This is an SEC-defined term, used to denote senior policy-making officers of the corporation, officers in charge of principal business units and certain others.

fair market value. Under the company's Long Term Stock Incentive Plan, fair market value of a share of Alcoa common stock on any particular day is calculated as the average of the high and low trading prices of the stock as reported for the New York Stock Exchange for that day (or if the Stock Exchange is not open that day for trading, on the last prior date on which it was open for trading).

market capitalization. The value of all outstanding shares, calculated by multiplying the market price per share by the total number of shares outstanding.

Alcoa
425 Sixth Avenue
Pittsburgh, Pennsylvania 15219-1850

                                        Graphics Appendix List

Page Where
Graphic Appears       Description of Graphic or Cross-Reference

page                  Photograph of Henry B. Schacht, Nominee for
                      Director
page                  Photograph of Franklin A. Thomas, Nominee for
                      Director
page                  Photograph of Kenneth W. Dam, Continuing
                      Director
page                  Photograph of Judith M. Gueron, Continuing
                      Director
page                  Photograph of Paul H. O'Neill, Continuing
                      Director
page                  Photograph of Joseph T. Gorman, Continuing
                      Director
page                  Photograph of Sir Ronald Hampel, Continuing
                      Director
page                  Photograph of John P. Mulroney, Continuing
                      Director
page                  Photograph of Marina v.N. Whitman, Continuing
                      Director


                           APPENDIX X
                           ----------
                 LONG TERM STOCK INCENTIVE PLAN

                               OF

                   ALUMINUM COMPANY OF AMERICA
  (Revised, Effective January 1, 1997; Amended January 1, 1998)



                            ARTICLE I
                           DEFINITIONS

The following words as used herein shall have the following meanings unless the context otherwise requires.

PLAN means the Long Term Stock Incentive Plan of Aluminum Company of America, as amended from time to time, which is a continuation of the Employees' Stock Option Plan.

COMPANY means Aluminum Company of America.

SUBSIDIARY means any corporation in which the Company owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock in such other corporation, and any corporation, partnership, joint venture or other business entity as to which the company possesses a direct or indirect ownership interest where either (a) such interest equals 50% or more or (b) the Company directly or indirectly has power to exercise management control.

BOARD means the Board of Directors of the Company and includes any duly authorized Committee when acting in lieu thereof.

EMPLOYEE means any employee of the Company or a Subsidiary.

AWARD means any stock option award granted or delivered under the Plan.

OPTIONEE means any person who has been granted a stock option under the Plan.

COMMITTEE means the Committee established under Section 1 of
Article V to administer the Plan.

COMPANY STOCK means common stock of the Company and such other stock and securities, described in Section 2 of Article IV, as shall be substituted therefor.

FAIR MARKET VALUE means, with respect to Company Stock, (1) the mean of the high and low sales prices of such stock (a) as reported on the composite tape (or other appropriate reporting vehicle as determined by the Committee) for a specified date or, if no such report of such price shall be available for such date, as reported for the New York Stock Exchange for such date or (b) if the New York Stock Exchange is closed on such date, the mean of the high and low sales prices of such stock as reported in accordance with (a) above for the next preceding day on which such stock was traded on the New York Stock Exchange, or (2) at the option of and as determined by the Committee, the average of the mean of the high and low sales prices of such stock as reported in accordance with (1) above for a period of up to ten consecutive business days.

OPTION PERIOD means the period of time provided pursuant to
Section 4 of Article III within which a stock option may be exercised, without regard to the limitations on exercise imposed pursuant to Section 5 of Article III.


                           ARTICLE II
                          PARTICIPATION

SECTION 1. Purpose. The purposes of the Plan are to motivate key employees, to permit them to share in the long-term growth and financial success of the Company and its Subsidiaries while giving them an increased incentive to promote the well-being of those companies, and to link the interests of key employees to the long-term interests of the Company's shareholders.

SECTION 2. Eligibility. Employees who, in the sole opinion of the Committee, play a key role in the management, operation, growth or protection of some part or all of the business of the Company and its Subsidiaries (including officers and employees who are members of the Board) shall be eligible to be granted Awards under the Plan. The Committee shall select from time to time the Employees to whom Awards shall be granted. No Employee shall have any right whatsoever to receive any Award unless selected therefor by the Committee.

SECTION 3. Limitation on Optioned Shares. In no event may any stock option be granted to any Employee who owns stock possessing more than five percent of the total combined voting power or value of all classes of stock of the Company. The maximum number of shares subject to options awarded to any one individual in any calendar year may not exceed one million shares.

SECTION 4. No Employment Rights. The Plan shall not be construed as conferring any rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Company or any Subsidiary to terminate the employment of any person and/or take any personnel action affecting such person without regard to the effect which such action might have upon such person as an Optionee or prospective
Optionee.


                           ARTICLE III
                        TERMS OF OPTIONS

SECTION 1. General. The Committee from time to time shall select the Employees to whom stock options shall be granted, the type of stock options and the number of shares of Company Stock to be included in each such option. Each option granted under the Plan shall be subject to the terms and conditions required by this Article III, and such other terms and conditions not inconsistent therewith as the Committee may deem appropriate in each case.

SECTION 2. Option Price. The price at which each share of Company Stock covered by an option may be purchased shall be determined by the Committee. In no event shall such price be less than one hundred percent of the Fair Market Value of Company Stock either on the date the option is granted or over a period of up to ten business days as specified by the Committee. The option price of each share purchased pursuant to an option shall be paid in full at the time of such purchase. The purchase price of an option shall be paid in cash, provided however that, to the extent permitted by and subject to any limitations contained in any stock option agreement or in rules adopted by the Committee, such option purchase price may be paid by the delivery to the Company of shares of Company Stock having an aggregate Fair Market Value on the date of exercise which, together with any cash payment by the Optionee, equals or exceeds such option purchase price. The Committee shall determine whether and if so the extent to which actual delivery of share certificates to the Company shall be required. The foregoing provisions relating to the delivery of Company Stock in lieu of payment of cash upon exercise of an option apply to all outstanding options.

SECTION 3. Types of Options. The Committee shall have the authority, in its sole discretion, to grant to Employees from time to time non-qualified stock options and such other types of options as are permitted by law or the provisions of the Plan.

SECTION 4. Period for Exercise. The Committee shall determine the period or periods of time within which the option may be exercised by the Optionee, in whole or in part, provided that the Option Period shall not exceed ten years from the date the option is granted.

SECTION 5.  Special Limitations.  Notwithstanding the Option
Period provided in Section 4 of this Article III, a stock option
(other than a reload stock option) shall not be exercisable until one year after the date the option is granted.

SECTION 6.  Termination of Employment.

     (a)  Subject to the provisions of Section 4 and 5 of this
Article III, the Committee shall specify in administrative rules or otherwise, the rules that shall apply to stock options with respect to the exercise of any stock options upon termination of the Optionee's employment.

     (b) Following the Optionee's death, the option may be exercised by the Optionee's legal representative or representatives, or by the person or persons entitled to do so under the Optionee's last will and testament, or, if the Optionee shall fail to make testamentary disposition of the option or shall die intestate, by the person or persons entitled to receive said option under the intestate laws.

     (c) The Committee in its sole discretion may shorten the period of exercise of any such stock option in the event that the Optionee takes any action which in the judgment of the Committee is not in the best interests of the Company and its Subsidiaries.

SECTION 7. Transferability; Beneficiaries; Etc. Each stock option shall be nontransferable by the Optionee except by last will and testament or the laws of descent and distribution and is exercisable during the Optionee's lifetime only by the Optionee or a legal representative. Notwithstanding the foregoing and the preceding Section 6, at the discretion of the Committee,
  (a) some or all Optionees may be permitted to transfer some or all of their options to one or more immediate family members, and/or
  (b) some or all Optionees may be permitted to designate one or more beneficiaries to receive some or all of their Awards and stock appreciation rights in the event of death prior to exercise thereof, in which event a permitted beneficiary or beneficiaries shall then have the right to exercise or receive payment for each affected Award or stock appreciation right in accordance with its other terms and conditions.

SECTION 8. Employment Obligation. In consideration for the granting of each stock option, except options delivered under
Section 11 of this Article III, the Optionee shall agree to remain in the employment of the Company or one or more of its Subsidiaries, at the pleasure of the Company or such Subsidiary, for a continuous period of at least one year after the date of grant of such stock option or until retirement, on a date which is at least six months after the date of such grant, under any retirement plan of the Company or a Subsidiary, whichever may be earlier, at the salary rate in effect on the grant date or at such changed rate as may be fixed from time to time by the Company or such Subsidiary. At the discretion of the Committee, this obligation may be deemed to have been fulfilled under specified circumstances, such as if the Optionee enters government service.

SECTION 9. Date Option Granted. For the purposes of the Plan, a stock option shall be considered as having been granted on the date on which the Committee authorized the grant of such stock option, except where the Committee has designated a later date, in which event such designated date shall constitute the date of grant of such stock option, provided, however, that in either case notice of the grant of the option shall be given to the Employee within a reasonable time.

SECTION 10. Alternative Settlement Methods. Where local law may interfere with the normal exercise of an option, the Committee in its discretion may approve stock appreciation rights or other alternative methods of settlement for stock options.

SECTION 11. Reload Stock Options. The Committee shall have the authority to specify, either at the time of grant of a stock option or at a later date, that upon exercise of all or a portion of that stock option (except an option referred to in the next section, Section 12) a reload stock option shall be granted under specified conditions. A reload stock option may entitle the Optionee to purchase shares (i) which are covered by the exercised option or portion thereof at the time of exercise of such option or portion but are not issued upon such exercise, or
(ii) whose value (on the date of grant) equals the purchase price of the exercised option or portion thereof and any related tax withholdings. The exercise price of the reload stock option shall be the Fair Market Value at the time of grant, determined in accordance with Section 2 of this Article III. The duration of a reload stock option shall not extend beyond the expiration date of the option it replaces. The specific terms and conditions applicable for reload stock options shall be determined by the Committee and shall be set forth in rules adopted by the Committee and/or in agreements or other documentation evidencing reload stock options.

SECTION 12. Dividend Equivalents. Stock options delivered in payment of contingent awards of performance shares (effective January 1993, these types of awards are no longer granted) may provide the Optionee with dividend equivalents payable in cash, shares, additional discount options or other consideration prior to exercise.


                           ARTICLE IV
                          COMPANY STOCK

SECTION 1. Number of Shares. The shares of Company Stock that may be issued under the Plan, out of authorized but heretofore unissued Company Stock, or out of Company Stock held as treasury stock, or partly out of each, shall not exceed 8.6 million shares plus (i) an additional number of shares equal to the number of shares which at January 1, 1997 were reserved for issuance under the Plan as then in effect and (ii) the number of shares purchased or acquired by the Company with an aggregate price no greater than the cash proceeds received by the Company after January 1, 1998 from the exercise of stock options granted under the Plan. Except as otherwise determined by the Committee, the number of shares of Company Stock so reserved shall be reduced by the number of shares issued upon an Option exercise, less (i) the shares, if any, used to pay withholding taxes and/or (ii) the shares, if any, delivered by the Optionee in full or partial payment of the option purchase price. Unless the Committee otherwise determines, shares not purchased under any option granted under the Plan which are no longer available for purchase thereunder by virtue of the total or partial expiration, termination or voluntary surrender of the option and which were not issued upon exercise of a related stock appreciation right and shares referred to in clauses (i) or (ii) of the preceding sentence shall continue to be otherwise available for the purposes of the Plan. Payments for Awards in cash shall reduce the number of shares available for issuance by such number of shares as has a Fair Market Value at the time of such payment equal to such cash.

SECTION 2.  Adjustments in Stock.

     (a) Stock Dividends. If a dividend shall be declared upon Company Stock payable in shares of said stock, (i) the number of shares of Company Stock subject to outstanding Awards and (ii) the number of shares reserved for issuance pursuant to the Plan shall be adjusted by adding to each such share the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend.

     (b) Reorganization, Etc. In the event that the outstanding shares of Company Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, or otherwise, then there shall be substituted for each share of Company Stock subject to outstanding Awards and for each share of Company Stock reserved for issuance pursuant to the Plan, the number and kind of shares of stock or other securities which would have been substituted therefor if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such substituted stock or other securities.

     (c) Other Changes in Stock. In the event there shall be any change, other than as specified in subsections (a) and (b) of this Section 2, in the number or kind of outstanding shares of Company Stock or of any stock or other securities into which such Company Stock shall be changed or for which it shall have been exchanged, then and if the Committee shall at its discretion determine that such change equitably requires an adjustment in the number or kind of shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan, such adjustments shall be made by the Committee and shall be effective and binding for all purposes of the Plan and each outstanding stock option and other Award.

     (d) General Adjustment Rules. No adjustment or substitution provided for in this Section 2 shall require the Company to sell or deliver a fractional share under any stock option or other Award and the total substitution or adjustment with respect to each Award shall be handled in the discretion of the Committee either by deleting any fractional shares or by appropriate rounding up to the next whole share. In the case of any such substitution or adjustment, the option price per share for each stock option shall be equitably adjusted by the Committee to reflect the greater or lesser number of shares of stock or other securities into which the stock subject to the option may have been changed.


                            ARTICLE V
                         GENERAL MATTERS

SECTION 1. Administration. The Plan shall be administered by a Committee of not less than three Directors appointed by the Board, none of whom shall have been eligible to receive an Award under the Plan within the twelve months preceding their appointment.

SECTION 2. Authority of Committee. Subject to the provisions of the Plan, the Committee shall have full and final authority to determine the Employees to whom Awards shall be granted, the type of Awards to be granted, the number of shares to be included in each Award, and the other terms and conditions of the Awards. Nothing contained in this Plan shall be construed to give any Employee the right to be granted an Award or, if granted, to any terms and conditions therein except such as may be authorized by the Committee. The Committee is empowered, in its discretion, to
(i) modify, amend, extend or renew any Award theretofore granted, subject to the limitations set forth in Article III and with the proviso that no modification or amendment shall impair without the Optionees' consent any option theretofore granted under the Plan, (ii) adopt such rules and regulations and take such other action as it shall deem necessary or proper for the administration of the Plan and (iii) delegate any or all of its authority (including the authority to select eligible employees and to grant stock options) to one or more senior officers of the Company, except with respect to Awards for officers or any performance share awards, and except in the event that any such delegation would cause this Plan not to comply with Securities and Exchange Commission Rule 16b-3 (or any successor rule). The Committee shall have full power and authority to construe, interpret and administer the Plan, and the decisions of the Committee shall be final and binding upon all parties.

SECTION 3. Withholding. The Company or any Subsidiary shall have the right to deduct from all amounts paid in cash under this Plan any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Company Stock, at the Committee's discretion, (a) the Optionee may be required to pay over the amount of any withholding taxes, (b) the Optionee may be permitted to deliver to the Company the number of shares of Company Stock whose Fair Market Value is equal to or less than the withholding taxes due or (c) the Company may retain the number of shares calculated under (b) above.

SECTION 4. Nonalienation. No Award shall be assignable or transferable, except by will or the laws of descent and distribution, and except that in its discretion the Committee may authorize exercise by or payment to a beneficiary designated by an Optionee. No right or interest of any Optionee in any Award shall be subject to any lien, obligation or liability.

SECTION 5. General Restriction. Each Award shall be subject to the requirement that if at any time the Board or the Committee shall determine in its discretion that the listing, registration or qualification of shares upon any securities exchange or under any state or Federal law, rule, regulation or decision, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the issue, purchase or delivery of shares or payment thereunder, such Award may not be exercised in whole or in part and no payment therefor shall be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee.

SECTION 6. Effective Date and Duration of Plan. The Plan initially became effective May 1, 1965. The Plan as amended herein shall become effective January 1, 1997. No Awards shall be granted under the Plan after January 1, 2002 although shares thereafter may be delivered in payment of Awards granted prior thereto.

SECTION 7. Amendments. The Board may from time to time amend, modify, suspend or terminate the Plan, provided, however, that no such action shall (a) impair without an Optionee's consent any option theretofore granted under the Plan or deprive any Awardee of any shares of Company Stock which that person may have acquired through or as a result of the Plan or (b) be made without the approval of the shareholders of the Company where such change would materially increase the benefits accruing to Optionees, materially increase the maximum number of shares which may be issued under the Plan or materially modify the Plan's eligibility requirements.

SECTION 8. Construction. The Plan shall be interpreted and administered under the laws of the Commonwealth of Pennsylvania without application of its rules on conflict of laws.

                           ARTICLE VI
                [DELETED, Effective January 1997]

To Fellow Alcoa Shareholders:

Your 1998 Alcoa proxy card is attached below. Please read both sides of the card, and vote, sign and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the annual meeting of shareholders on Friday, May 8, at 9:30 a.m. in the William Penn Ballroom of the Westin William Penn Hotel in Pittsburgh, Pennsylvania.

If you plan to attend the meeting, please check the
appropriate box on the proxy card.   Then detach and retain
the admission ticket which is required for admission to the meeting.

Thank you in advance for voting.



Denis A. Demblowski
Secretary



Shareholder comments about any aspect of company business are welcome. Although comments are not answered on an individual basis, they do assist Alcoa management in determining and responding to the needs of shareholders.

     ----------------------------------------------------

     ----------------------------------------------------

     ----------------------------------------------------

     ----------------------------------------------------


   (If you have comments, please detach and return with your proxy card in the enclosed envelope)

Alcoa
425 Sixth Avenue
Pittsburgh, PA  15219-1850

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS.

The undersigned shareholder hereby authorizes Earnest J.
Edwards, Russell W. Porter, Jr. and Robert G. Wennemer, or any one or more of them, with power of substitution to each, to represent the undersigned at the annual meeting of shareholders of Aluminum Company of America scheduled for Friday, May 8, 1998, and any adjournment of the meeting, and to vote the shares of stock which the undersigned would be entitled to vote if attending the meeting, upon the matters referred to on the reverse side of this card and in accordance with the best judgment of such persons upon other matters as may properly come before the meeting or any adjournment of the meeting.

As described more fully in the proxy statement, this card votes or provides voting instructions for shares of common stock held under the same registration in any one or more of the following manners: as a shareholder of record, in the Alcoa Dividend Reinvestment and Stock
Purchase Plan and in Alcoa's employee savings plans.

If you plan to attend the annual meeting, please check the box below.

/  / I will attend the annual meeting


                              (continued on the other side)

(continued from the other side)

         (detach and return in the enclosed envelope)
PROXY


Please specify your choices by clearly marking the appropriate boxes. Unless specified, this proxy will be voted FOR items 1, 2 and 3 and AGAINST item 4.

Directors recommend a vote FOR this item (#1)
1.  Election of Directors for a three-year term:

     Nominees are: Henry B. Schacht and Franklin A.
Thomas

     /  / FOR all listed nominees

     /  / WITHHOLD vote for all listed nominees

     /  / WITHHOLD vote only from
                                  ------------------

Directors recommend a vote FOR this item (#2)
2.  Proposal 2 - Amendment to Articles Increasing Authorized
Common Stock

     /  / Vote FOR        /  / Vote AGAINST        /  / ABSTAIN

Directors recommend a vote FOR this item (#3)
3.  Proposal 3 - Amendment to Long Term Stock Incentive Plan

     /  / Vote FOR        /  / Vote AGAINST        /  / ABSTAIN

Directors recommend a vote AGAINST this item (#4)
4.  Proposal 4 - Shareholder Proposal regarding Charitable
Contributions

     /  / Vote FOR        /  / Vote AGAINST        /  / ABSTAIN

PLEASE VOTE, SIGN, DATE AND RETURN

                                      Date                   1998
--------------------------------          ------------------
(Sign exactly as name appears above, indicating position or representative capacity, where applicable)